UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

X-RITE, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MICHIGAN	000-14800	38-1737300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 44th Street S.E. Grand Rapids, MI	49512
(Address of Principal Executive Office)	(Zip Code)

(616) 803-2200

Registrant’s telephone number, including area code

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities Act registration statement file number to which this form relates:

                                 (if applicable)

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Junior Participating Preferred Stock Purchase Rights

Title of Class

X-Rite, Incorporated, a Michigan corporation (the “Company”), supplements and amends its Registration Statement on Form 8-A, dated March 29, 2002 (the “Registration Statement”), as follows:

Item 1. Description of Registrant’s Securities to Be Registered.

On August 20, 2008, the Company, entered into an Investment Agreement (the “Investment Agreement”) with OEPX, LLC, a Delaware limited liability company (the “Investor”), pursuant to which the Company agreed to issue and sell (the “Issuance”) to the Investor shares (the “Shares”) of its Common Stock, par value $0.10 per share (the “Common Stock”), at a price per share of $3.50, for an aggregate purchase price of approximately $100,000,000. The Shares are expected to represent approximately 37.34% of the Common Stock outstanding (which percentage may be increased up to approximately 43% if the Company exercises its option, as provided in the Investment Agreement, to sell an additional number of shares of Common Stock to the Investor for a per share purchase price of $3.00 per share; provided that the aggregate purchase price for such additional number of shares of Common Stock sold to the Investors shall not exceed $10,000,000) after giving effect to the sale of Common Stock to Investor and to the Institutional Investors (as defined below).

Also, on August 20, 2008, the Company entered into an Investment Agreement (the “Institutional Investors Investment Agreement”) with Sagard Capital Partners, L.P. (“Sagard”), and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund and Tinicum Capital Partners II Executive Fund (together with Sagard, the “Institutional Investors”) pursuant to which the Company agreed to issue and sell (the “Institutional Issuance”) to the Institutional Investors shares (the “Institutional Shares”) of Common Stock, at a price per share of $3.00, for an aggregate purchase price of approximately $55,000,000. The Institutional Shares are expected to represent approximately 28.86% of the Common Stock after consummation of the Issuance and the Institutional Issuance.

In connection with the execution of the Investment Agreement and the Institutional Investors Investment Agreement, on August 20, 2008, the Company entered into Amendment No. 1 (the “Amendment”) to the Shareholder Protection Rights Agreement, dated as of March 29, 2002, between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (the “Rights Agreement”), for the purpose of amending the Rights Agreement to render it inapplicable to the transactions contemplated by the Investment Agreement and the Institutional Investors Investment Agreement and the transactions contemplated thereby. In particular, the Amendment provides that neither Investor and its affiliates nor Sagard and its affiliates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery, adoption or performance of the Investment Agreement or the Institutional Investors Investment Agreement or the consummation thereof or any other transactions contemplated thereby.

Item 2. Exhibits

Exhibit No.	Description of Exhibits

4.1	Shareholder Protection Rights Agreement, between X-Rite, Incorporated and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) , dated as of March 29, 2002 (incorporated by reference to Exhibit 99.1 of the Registration Statement)

4.2	Amendment No. 1 to Shareholder Protection Rights Plan, between X-Rite, Incorporated and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), dated as of August 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

X-RITE, INCORPORATED

Date: August 20, 2008

	By:	/s/ David A. Rawden
	Name:	David A. Rawden
	Title:	Chief Financial Officer